Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 30, 2018, relating to the consolidated financial statements of KalVista Pharmaceuticals, Inc. appearing in the Annual Report on Form 10-K of KalVista Pharmaceuticals, Inc. for the year ended April 30, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 14, 2018